Exhibit 10.6

CONSULTING AGREEMENT

This consulting Agreement (the “Agreement”) is made and entered into effective the ____ day of March, 2014 by and between Dr. Randolph Johnson (the “Consultant”, with principal address at _________________________), and AtheroNova Inc., (the “Client”, with its principal offices located at 2301 Dupont Drive Suite 525 Irvine, CA 92612).

Whereas, Consultant is in the business of providing services for research and development, project management, management consulting, business advisory, and general assistance to the Client;

Whereas, the Client deems it to be in its best interest to retain Consultant to render to the Client such services as may be needed; and

Whereas, Consultant is ready, willing and able to render such consulting and advisory services to Client.

Now therefore, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which hereby acknowledged, the parties hereto agree as follows:

1.	CONSULTING SERVICES

The Client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention as a Consulting Chief Operating Officer.

It is acknowledged and agreed by the Client that Consultant has provided information regarding Consultant’s qualifications in clinical, development and educational areas and Consultant has experience with research and development of drug products including cardiovascular compounds. Consultant hereby also commits to assist in the fundraising, public awareness and associated travel to funding sources, research partners’ sites and other such meeting and conferences reasonably requested by the Client. Consultant’s reasonable travel expenses will be paid by the company or reimbursed as applicable for such travel.

2.	INDEPENDENT CONTRACTOR

Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the parties to this Agreement. The Client shall not make social security, worker’s compensation or unemployment insurance payments on behalf of Consultant.

The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered by Consultant. Rather, Consultant shall conduct and provide his services in a professional manner and in accordance with good industry practice. Consultant will use his best efforts to assist the Client and does not promise results.

3.	TIME, PLACE AND MANNER OF PERFORMANCE

The Consultant shall be available for advice, assistance and counsel to the officers, directors and other consultants of the Client as such reasonable and convenient times and places as may be mutually agreed upon. The services of Consultant shall not be Exclusive but the Consultant will be required to provide services requested in an expedient and time-sensitive manner. The time, place and manner of the performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant.

4.	COMPENSATION

In providing the foregoing services, Consultant shall be responsible for all ancillary costs incurred not specifically related to business-related travel. Client shall pay Consultant for his services hereunder as follows:

(a)

A total monthly cash retainer of $15,000 to be paid in equal installments on the 15th and last day of each month that this agreement is in effect. Any cancellation of this agreement which would not result in a full calendar month of service will be pro-rated at the same ratio as the service period in the month in question. The Client agrees to an immediate cancellation or expiration payment of $15,000 will be payable to the Consultant.

(b)

A non-qualified stock option grant of 100,000 option shares at an exercise price to be determined as the closing price of the Client’s common stock on the date of the Compensation Committee’s resolution to grant the aforementioned option. Such option shall vest 25% of the option shares on the date of grant and an additional 25% on each monthly anniversary of the option grant until fully vested. The option shall have a seven year term and will expire and no longer be exercisable after that date.

5.	TERM

The term of this agreement shall be for a period of four (4) months from the date of Commencement as determined by the date as signed by the Client representative below. The Client reserves the right to early terminate this agreement only in the event that the Client has successfully consummated a funding of at least $10 million at the time of termination.

6.	LATE PAYMENT

The Client hereby commits to payment of each invoice rendered within the terms typically set by the Consultant but no later than 20 days from receipt of invoice. In the event of late payment of any compensation due under this Agreement, and in addition to the rights granted the Consultant under paragraph 8 “Termination” of this Agreement, Consultant may withhold providing additional services until such past due amounts are brought current. Consultant agrees that Client may need, from time-to-time, to defer payment for cash flow concerns but will not do so without prior notification to the consultant.

7.	CLIENT’S REPRESENTATIONS

The Client represents that it is in compliance with all applicable Securities and Exchange Commission reporting and accounting requirements and all applicable regulatory agencies of the U.S. government. The Client further represents that it has not been and is not the subject of any enforcement preceding or injunction by the Securities and Exchange Commission or any state securities agency or other federal or state regulatory agency.

8.	TERMINATION
(a)	Consultant’s relationship with the Client hereunder may be terminated for any reason whatsoever, at any time, by either party, upon fifteen (15) days of written prior notice.

(b)

This Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not cured within fifteen (15) days of receipt of written notice of such default.

(c)

Consultant and Client shall have the right and discretion to terminate this Agreement should the other party in performing their duties hereunder, violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have of will not have a material adverse effect on the operations of the Client.

(d)

In the Event of any termination hereunder all shares or funds due to or paid to the Consultant through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that the Client shall be responsible to make any and all payments if any, due to the Consultant through the date of the termination and the Consultant shall be responsible to comply with the provisions of section 10 hereof.

9.	WORK PRODUCT/INVENTION ASSIGNMENT

It is agreed that all information and materials produced for the Client shall be the property of the Client, free and clear of any claims thereto by the Consultant and the Consultant shall retain no claim or authorship therein. It is also agreed that any inventions, designs, processes or products that may result in patent or trademark applications or other intellectual property developed or discovered during the performance of this contract shall be the property of the Client.

10.	CONFIDENTIALITY

The Consultant recognizes and acknowledges that it has and will have access to certain information of the Client and its affiliates that are valuable, special and unique assets and property of the Client such as affiliates. The Consultant will not, during the term of this Agreement and for a period of 5 years after the termination date, disclose, without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

11.	CONFLICT OF INTEREST

The Consultant shall be free to perform services for other persons. The Consultant will notify the Client of its performance of consultant services for any other person, which could conflict with its obligations under the Agreement. Upon receiving such notice, the Client may terminate this Agreement or consent to the Consultant’s outside consulting activities; failure to terminate, this Agreement within seven (7) business days of receipt of written notice of conflict shall constitute the Client’s ongoing consent to the Consultant’s outside consulting services.

12.	DISCLAIMER OF RESPONSIBILITY OF ACT OF THE CLIENT

In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client. Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Client as a consequence of such decisions, made by the Client or any affiliates or subsidiaries of the Client.

13.	INDEMNIFICATION
(a)

The Client shall protect, defend indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorney’s fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein, or (b) negligent of willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Client (c) a violation of state or federal securities laws.

(b)

The Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officers and director harmless form and against all losses, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorney’s fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein, or (b) negligent of willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Client (c) a violation of state or federal securities laws.

(c)

This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

15.	WAIVER AND MODIFICATIONS

Any Waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

16.	BINDING ARBITRATION

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Orange County, California.

17.	COUNTERPARTS AND FACSIMILE SIGNATURE

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

In witness whereof, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

Consultant: Dr. Randolph Johnson

By: __________________________Date: ____________________

Dr. Randolph Johnson

Client: AtheroNova Inc.

By: __________________________Date: ____________________

Thomas Gardner, CEO